EXHIBIT 99.1

United-Guardian Increases Mid-Year Dividend

HAUPPAUGE, N.Y., May 20, 2021 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on May 18, 2021, declared a cash dividend of $0.48 a share, which will be paid on June 7, 2021 to all stockholders of record on May 31, 2021. This will be the 26th consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, “Based on our strong first quarter earnings, as well as our expectation that sales will remain strong for the second quarter, the company’s Board of Directors determined that it was appropriate to increase our mid-year dividend. This represents an increase of 33% over the dividend we paid at the end of 2020, and a 33% increase over the 2020 mid-year dividend. The Directors believe that the worst of the coronavirus pandemic is behind us, and that the health of our company, as well as the global economic situation in general, will continue to improve as the year progresses. Considering the company’s very strong financial condition, taking into account any foreseeable needs for capital, the company’s Board and its management concluded that increasing our mid-year dividend was in the best interests of both the company and its shareholders.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:
Ken Globus
(631) 273-0900
pgc@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.